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                                                                    EXHIBIT 99.6

Internal Revenue Service                             Department of the Treasury

Index Number:  368.05-00                             Washington, DC  20224

                                                     Person to Contact:
Mr. Gregory Stephenson                               Mr. Daniel Fisher, 50-11951
Deloitte & Touche LLP                                Telephone Number:
555 12th Street, NW, Suite 500                       (202) 622-7790
Washington, DC  20004-1207                           Refer Reply To:
                                                     CC:DOM:CORP:3-PLR-121744-98
In Re:  National Capital Reciprocal Insurance        Date:
Company                                              April 2, 1999


Company             =    National Capital Reciprocal Insurance Company a
                         District of Columbia association taxable as a corporation EIN: 52-1194407

Company 2           =    NCRIC, Inc.

Company 3           =    National Capital Underwriters, Inc.
                         a District of Columbia corporation
                         EIN:  52-1187392

Company 4           =    National Capital Insurance Brokerage, Ltd.
                         a District of Columbia corporation
                         EIN:  52-1385315

Company 5           =    NCRIC Insurance Agency, Inc.
                         a District of Columbia corporation
                         EIN:  52-1634741

Company 6           =    Commonwealth Medical Liability Insurance Company
                         a Virginia corporation
                         EIN:  54-1490881

Company 7           =    NCRIC Physicians Organization, Inc.
                         a District of Columbia corporation
                         EIN:  52-1867763

Company 8           =    NCRIC MSO, Inc.
                         a Delaware corporation
                         EIN:  52-2061078

Company 9           =    HealthCare Consulting, Inc.
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                                      2

Mutual Holding Company     =    NCRIC
                                a to-be-formed District of Columbia corporation
                                EIN:  to be applied for

Stock Holding              =    NCRIC Holdings, Inc.
                                a to-be-formed District of Columbia corporation
                                EIN:  to be applied for

Stock Holding 2            =    NCRIC Group, Inc.
                                a to-be-formed District of Columbia corporation
                                EIN:  to be applied for

State A                    =    the District of Columbia

Date B                     =    January 4, 1999

Department                 =    Department of Insurance and Securities
                                Regulation

Dear Mr. Stephenson:

     This letter responds to your letter, dated November 30, 1998 requesting a ruling that the conversion of a mutual insurance company to a stock insurance company will qualify under (S) 368(a)(1)(E) of the Internal Revenue Code (the "Code"). You submitted additional information in a letter dated March 22, 1999. The material information is summarized below.

     Company is organized under State A law.  Company is a mutual insurance
                                      -
company operating as an interinsurer or reciprocal underwriter. For Federal income tax purposes, Company is a property and casualty insurance company taxable under (S)(S) 831 and 835 of the Code and is an accrual basis calendar year taxpayer. Company is the common parent of an affiliated group filing a consolidated Federal income tax return. The affiliated group contains first-tier subsidiary members consisting of Company 3, Company 4, Company 5, Company 6, Company 7, and Company 8.

     As a mutual insurance company, Company is an unincorporated association and controlled by its policyholders ("Company Members"). Company has no capital stock. Rather, Company Members own all of the proprietary interest in Company (the "Company Membership Interests"). The Company Membership Interests include voting rights, rights to nonliquidating distributions when and if they are declared, certain rights on liquidation, and such other rights as conferred by State A law and the Rules, Regulations and Bylaws of Company.
      -

     Mutual Holding Company will be a State A corporation formed by Company in
                                            -
order to hold the stock of Stock Holding. Mutual Holding Company will not be authorized to directly engage in the business of insurance and will not be authorized to issue capital stock.
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                                       3

Membership in Mutual Holding Company will be limited to 1) persons who prior to the conversion are Company Members and 2) persons issued certain types of policies after the effective date of the described transaction (collectively, "Mutual Holding Company Members"). Under State A law, Mutual Holding Company
                                               -
Members will have voting rights and liquidation rights. However, Mutual Holding Company Members will not have the right to any distributions from Mutual Holding Company other than those approved by the State A Department or a court.
                                               -

     Stock Holding will be a State A corporation formed by Mutual Holding
                                   -
Company in order to own the stock of Company 2. Stock Holding will not be directly engaged in the business of insurance. Mutual Holding Company will initially own all of the outstanding stock of Stock Holding.

     Prior to the Conversion, Company 8 was in negotiations to acquire the assets of Company 9. The acquisition closed on Date B.
                                                     -

     For what are represented as valid business reasons, Company decided to convert from a mutual insurance company to a stock insurance company controlled indirectly by a mutual holding company. Accordingly, Company proposes the following transaction:

(1) Company will form Mutual Holding Company which will form Stock Holding in order to own the stock of Company 2 as described below.

(2) On the effective date, Company will convert to a stock insurance company under State A law (the "Conversion") and subsequently change its name to
                 -
     Company 2. Company will be deemed to issue Company 2 stock to Company Members in exchange for their Company Membership Interests. Company 2 shall be a continuation of Company, and the Conversion shall in no way annul, modify or change any of Company's existing suits, rights, contracts, or liabilities except as provided in the approved conversion plan.

(3) Next, the Company 2 owners will have their deemed stock ownership in Company 2 exchanged for membership interests in Mutual Holding Company such that Company 2 becomes a wholly owned subsidiary of Mutual Holding Company.

(4) Mutual Holding Company will contribute the stock of Company 2 to Stock Holding in exchange for the stock of Stock Holding.

(5) Stock Holding will form Stock Holding 2 for the purpose of owning the stock of Company 2 and Company 8. Stock Holding 2 will not be engaged in the business of insurance. Stock Holding will initially own all of the outstanding stock of Stock Holding 2.

(6) Stock Holding will contribute its ownership of Company 2 to Stock Holding 2 in exchange for Stock Holding 2 stock.
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                                       4

(7)  Company 2 will distribute its ownership of Company 8 stock to Stock Holding
     2.

(8) Stock subscription rights will be issued to Company Members, Company directors, management and employees, and a newly formed Employee Stock Ownership Plan ("ESOP"). The stock subscription rights will entitle the named holders to a purchase priority in the planned public offering of Stock Holding 2 stock. Holders in the stock subscription rights are entitled to purchase stock at the price paid by the public in the IPO. The stock subscription rights are issued without consideration and are presumed to have no value.

(9) Following the Conversion, Stock Holding 2 intends to issue stock pursuant to an initial public offering ("IPO") or an acquisition of another company.

(10) Prior to the actual reorganization, Company will contribute the stock of Company 7 to Company 8.

     You have requested that the conversion of Company from a mutual insurance company to a stock insurance company be treated as the exchange of Company Membership Interests by the Company Members for all of the outstanding stock in Company 2. Additionally, you request that the creation of the mutual holding company structure should be treated as (i) the transfer of Company 2 stock by the Company Members to Mutual Holding Company in exchange for membership interests in Mutual Holding Company; (ii) the transfer of Company 2 stock by Mutual Holding Company to Stock Holding in exchange for all of the outstanding stock of Stock Holding; and (iii) the transfer of Company 2 stock by Stock Holding to Stock Holding 2 in exchange for all of the outstanding stock of Stock Holding 2.

     Pursuant to (S) 3.01(23) of Rev. Proc. 99-3, 1999-1 I.R.B. 103, 106, the
Service will not rule on the application of (S) 351 of the Code to an exchange of stock in the formation of a holding company. However, the Service has the discretion to rule on significant subissues that must be resolved to determine whether the transaction qualifies under (S) 351 of the Code. The Service will only rule on such subissues if they are significant and not clearly addressed by a statute, regulation, decision of the Supreme Court, tax treaty, revenue ruling, revenue procedure, notice, or other authority published in the Internal Revenue Bulletin.

     Company has represented that to the best of its knowledge and belief, the transfer of Company 2 ownership to Mutual Holding Company constitutes a transfer described in (S) 351(a) of the Code of property in exchange for stock provided that the subissue rulings requested are issued. Company also represents that Mutual Holding Company's contribution of Company 2 ownership to Stock Holding, and Stock Holding's subsequent contribution of Company 2 ownership to Stock Holding 2 will constitute transfers described in (S) 351(a).

     With regard to the transaction, the taxpayer has made the following representations:
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                                       5

(a) The fair market value of the Company 2 stock deemed received by Company Members will approximately equal the fair market value of the proprietary interests in Company to be exchanged therefor.

(b) The Conversion is not part of a plan to increase the proportionate interest of any owner in the assets or earnings and profits of Company.

(c) Following the Conversion, Company 2 will continue, as a stock insurance company, in the same business that Company conducted prior to the Conversion.

(d) Each party to the Conversion will pay its, his or her own expenses, if any, in connection with the Conversion.

(e)  The Conversion will occur under a plan agreed upon before the transaction.

(f) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of (S) 368(a)(3)(A) of the Code.

(g)  Following its conversion, Company 2 will be treated under State A law as
                                                                     -
     the same entity that existed prior to the Conversion.

(h) Company will not treat the issuance of any Company 2 stock in the reorganization as the payment of a deductible policyholder dividend within the meaning of (S) 832(c)(11) of the Code.

(i) Immediately after the transaction, Mutual Holding Company and its direct and indirect subsidiaries will continue to own substantially all of the assets of Company held directly and through its direct and indirect subsidiaries prior to the transaction.

(j) None of the companies involved in the restructuring are life insurance companies within the meaning of (S) 801 of the Code.

     Based solely on the information submitted and the representations made, we hold that:

(1) The proposed transaction described above will be treated as: (1) the Company Members exchanging their Company Membership Interests for stock in Company 2; (ii) those Company 2 members subsequently contributing the Company 2 stock to Mutual Holding Company in exchange for membership interests in Mutual Holding Company; (iii) Mutual Holding Company contributing the Company 2 stock to Stock Holding in exchange for stock in Stock Holding; and (iv) Stock Holding contributing the Company 2 stock to Stock Holding 2 in exchange for stock in Stock Holding 2.

(2) The conversion from a mutual insurance company to a stock insurance company and exchange of Company Membership Interests for Company 2 stock will be a
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                                       6

     reorganization within the meaning of (S) 368(a)(1)(E) of the Code. Company will be "a party to a reorganization" within the meaning of (S) 368(b).

(3) The owner of Company Membership Interests will recognize no gain or loss on its exchange of the Company Membership Interests for Company 2 stock.
     Section 354(a)(1) of the Code.

(4) The basis of Company Membership Interests is zero (Rev. Rul. 71-233, 1971-1 C.B. 113; Rev. Rul. 74-277, 1974-1 C.B. 88). The basis of the Company 2 stock received in exchange for Company Membership Interests will equal the basis of the Company Membership Interests surrendered therefor (i.e.,
                                                                     ----
     zero).  Section 358(a)(1) of the Code.

(5) The holding period of the Company 2 stock received in exchange for Company Membership Interests will include the period the owner thereof held such Company Membership Interests. Section 1223(1) of the Code.

(6) No gain or loss will be recognized by Company 2 (or Company) on the issuance of Company 2 stock in exchange for Company Membership Interests.
     Section 1032(a) of the Code.

(7) The proprietary rights received by Mutual Holding Company Members in exchange for their ownership in Company 2 will be treated as stock within the meaning of (S) 351(a) of the Code. See Rev. Rul. 69-3, 1969-1 C.B. 103.

(8) The affiliated group of which Company was the common parent immediately before the proposed transaction will remain in existence with Mutual Holding Company as the new common parent. See (S) 1.1502-75(d)(2)(ii) of the regulations; and Rev. Rul. 82-152, 1982-2 C.B. 205.

(9) The proposed transaction will qualify as a "group structure change" under(S) 1.1502-33(f) of the regulations. Mutual Holding Company's basis in the Company 2 stock immediately after the group structure change will be Company 2's net asset basis as determined under (S) 1.1502-31(o) of the regulations, subject to the adjustments described in (S) 1.1502-31(d) of the regulations. Section 1.1502-31(b)(2). The earnings and profits of Mutual Holding Company, Stock Holding and Stock Holding 2 will be adjusted immediately after Mutual Holding Company becomes the new common parent to reflect the earnings and profits of Company immediately before Company ceases to be the common parent. Section 1.1502-33(f)(1).

     The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a "penalties of perjury" statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the ruling request, verification of the factual information and other data may be required as part of the audit process.
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                                       7

     We express no opinion about the tax treatment of the transaction under other provisions of the Code or Income Tax Regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above ruling. In particular, we express no opinion, other than those above, about whether the contributions (as described above) of Company 2 to Mutual Holding Company, Stock Holding and Stock Holding 2 will each qualify under (S) 351(a) of the Code.

     Our ruling that the Conversion constitutes a reorganization within the meaning of (S) 368(a)(1)(E) of the Code is conditioned on Company being considered the same entity before and after the Conversion under State A law.
                                                                       -

     This ruling is directed only to the taxpayer(s) requesting it. Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent.

     A copy of this letter must be attached to any income tax return to which it is relevant.

     In accordance with the Power of Attorney on file with this office, a copy of this letter is being sent to the taxpayer.

                              Sincerely yours,

                              Assistant Chief Counsel (Corporate)


                              By /s/ Ken Cohen
                                ----------------------------------
                              Ken Cohen
                              Senior Technical Reviewer, Branch 3